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                              Employment Agreement
                                 with Paul Vesel

                                      10.88

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, made as of this 18th day of October, 1996, by and between:

         COMPUTER BUSINESS SCIENCES, INC., a New York corporation having its executive office at 80-02 Kew Gardens Road, Suite 5000, Kew Gardens, New York 11415 (hereinafter referred to as "EMPLOYER")

                                       AND

         PAUL VESEL, an adult individual residing at 529 Acadia Drive, Petaluma, California 94954 (hereinafter referred to as "EMPLOYEE")

         WITNESSETH THAT:

         WHEREAS, EMPLOYEE has certain education, experience, background and contacts, as well as substantial foreing and domestic expertise in the sales and marketing of international telecommunications services, which would be useful and helpful to EMPLOYER in its business and EMPLOYER is desirous of employing EMPLOYEE in order to obtain the benefits of such education, experience, background, contacts and expertise;

         WHEREAS, EMPLOYEE is agreeable to being hired by EMPLOYER as an employee and providing the benefits of his education, experience, background, contacts and expertise to EMPLOYER;

         WHEREAS, the parties have agreed upon the terms of such employment and desire a written, formal contract to evidence their agreements;

         NOW, THEREFORE, in consideration of the mutual promises, covenants and forbearances contained herein, and intending to be legally bound, the parties have agreed as follows:

         1. EMPLOYMENT. For the term provided in Paragraph 2, EMPLOYER hereby employs EMPLOYEE, and EMPLOYEE hereby accepts that employment, upon the terms and conditions hereinafter set forth.

         2. TERM.

         (a) This Agreement shall become effective as of November 25, 1996.

         (b) This Agreement, subject to the provisions of Paragraphs 14 and 15 below, shall continue and exist for an initial period from the date hereof to November 24, 1999.

         3. COMPENSATION-BASE.

         (a) For all services rendered under this Agreement, EMPLOYEE shall be paid, as base compensation, such annual salary as shall be determined by the Board of Directors of EMPLOYER, from time to time, but in no event shall such compensation be at a rate of less than $110,000 per year. Such compensation is to be payable in equal installments at intervals no longer than semi-monthly. Such base compensation shall be in addition to such fringe benefits and bonuses as provided elsewhere herein.

         (b) For compensation purposes, EMPLOYER may assign EMPLOYEE


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to one or more of its subsidiaries and/or affiliates, to perform services consistent with EMPLOYEEIS duties hereunder. In such event, EMPLOYEE may be separately compensated by each such subsidiary and/or affiliate. All such compensation shall be deducted from the compensation payable under sub-paragraph
(a) above and EMPLOYER shall pay EMPLOYEE only the difference between (i) the total of all such compensations from subsidiaries and/or affiliates and (ii) the base compensation. No assignment hereunder for compensation purposes shall require that EMPLOYEE physically relocate.

         (c) At the end of each calendar year, the Board of Directors of EMPLOYER shall review the performance of EMPLOYEE for such year and, based upon such evaluation, establish any increase in the base compensation payable to EMPLOYEE for the succeeding calendar year, as adjusted by subparagraph (c) above. EMPLOYER shall not be obligated to provide any increase.

         (d) The base compensation for the first year of employment hereunder is deemed vested and guaranteed, meaning that if EMPLOYER terminates this Employment Agreement without cause as defined in Paragraph 18 or breaches this Employment Agreement, such compensation shall be due and payable. If, however, EMPLOYEE breaches this Employment Agreement for any reason other than a breach by EMPLOYER or its parent, Fidelity Holdings, Inc., the vesting and guarantee provision shall be null and void.

         (e) Immediately upon execution of this Agreement, EMPLOYEE and EMPLOYER shall mutually select an escrow. EMPLOYER's parent, Fidelity Holdings, Inc. shall issue twenty thousand shares of its Common Stock to such escrow for the purposes hereof. In the event of a default by EMPLOYER with respect to the vesting and guarantee provision of subparagraph (d) above, the escrow shall proportionately release to EMPLOYEE sufficient shares to meet the balance of the unpaid compensation.

         4. COMPENSATION-FRINGE BENEFITS. EMPLOYEE shall receive at least the following additional benefits, which may be extended or increased, but not reduced, by EMPLOYER:

         (a) Vacation - EMPLOYEE shall be entitled to paid vacation during the first year of this Agreement of two (2) weeks and thereafter of three (3) weeks, which shall not be accumulated from year to year if unused. EMPLOYEE shall not be compensated for any unused vacation time.

         (b) Personal Leave - During each year of this Agreement, EMPLOYEE shall receive five days paid personal leave, which shall not be accumulated from year to year if unused. EMPLOYEE shall not be compensated for any unused personal leave. "Personal leave" shall include sick leave, bereavement leave, and all other personal time off.

         (d) Disability Insurance - At such time as EMPLOYER, or its parent, Fidelity Holdings, Inc., shall establish a program including disability insurance, EMPLOYEE shall either be included in such program or shall receive an allowance sufficient for him to purchase such insurance to the same level as would have been afforded under the program.

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

         (e) Parking Space - EMPLOYEE shall receive a paid parking space in the building garage.

         (f) Moving Allowance - EMPLOYEE shall,receive an allowance of up to Ten Thousand Dollars ($10,000) to cover costs of moving, including car transportation and family travel costs.

         (g) Other - EMPLOYEE shall receive such other medical, surgical, hospital, dental or legal insurance and fringe benefits as are available to any other officers/employees/consultants, consistent with EMPLOYERIS past practices and such life/disability insurance, incentive or deferred compensation or bonuses, pension/profit sharing plan and qualified and non-qualified stock option plans as the Board of Directors of EMPLOYER and/or EMPLOYER's parent, Fidelity Holdings, Inc., shall establish. The current medical/ hospitalization plan is the oxford Freedom Plan. Nothing contained in this Agreement shall be in lieu of any rights, benefits and privileges to which EMPLOYEE may be entitled under any retirement, pension, profit-sharing, insurance, hospital or other plans which may now be in effect or which may hereafter be adopted. EMPLOYEE shall have the same rights and privileges to participate in such plans and benefits as any other employee during his period of employment.

         (h) Executive Bonus Package - EMPLOYER's parent, Fidelity Holdings, Inc. is establishing an Executive Bonus Package in which EMPLOYEE shall be entitled to participate on as parity with executives of equal rank.

         5. SIGNING BONUS. (a) As a "signing bonus", EMPLOYER's parent, Fidelity Holding's Inc., shall promptly issue to EMPLOYEE Thirty Thousand (30,000) shares of its Common Stock, ownership to which shall vest as provided below. The purpose of immediate issuance is to establish EMPLOYEE as a stockholder as of the starting date of employment, subject to such subsequent vesting, for purposes of dividends, stock splits, and other capital transactions. EMPLOYEE represents and warrants that he is acquiring such shares for personal investment purposes and not with a view to resale or distribution; the certificates for such shares shall bear a legend on the face thereof indicating that such shares have not been registered under the Securities Act of 1933 and are restricted as to further transfer.

         (b) ownership to the 30,000 shares shall vest as follows:

         (I) upon completion of the first year of employment, twenty thousand (20,000) shares shall vest; and

         (ii) upon completion of the second year of employment, ten thousand (10,000) shares shall vest.

         The certificates for such shares shall bear a legend on the face thereof indicating that such shares have not vested and cannot be sold, transferred, assigned or otherwise disposed of until and unless they have vested.

         (c) As shares shall vest, EMPLOYEE may, subject to restrictions imposed by applicable securities laws and regulations, sell, transfer, assign or otherwise dispose of the vested shares.

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

EMPLOYEE may not sell, transfer, assign or otherwise dispose or any shares not vested.

(d) During the two year vesting period, all dividends shall be paid to EMPLOYEE to the extent that shares are vested. Dividends payable with respect to shares not yet vested, shall be held by Fidelity Holdings, Inc. and shall be paid over to EMPLOYEE proportionately as the shares shall vest. As shares shall vest, all accrued dividends with respect thereto shall vest also. Stock splits and other capital transactions shall also follow the status of the original shares; i.e., vested or unvested.

         6. COMPENSATION-INCENTIVE. (a) After the end of each calendar year, the Board of Directors of EMPLOYER shall determine the net income before federal and state income taxes of EMPLOYEE's SBU for such prior year. The calculation of such net income shall consolidate all revenue components of the SBU. The calculation of the costs and expenses of the SBU shall be (i) those costs and expenses over which EMPLOYEE has control, (ii) budgeted costs directly attributable to the SBU, and (iii) costs and expenses not under the control of EMPLOYER but which are components of gross margin. The SBU will not be charged overhead factors not directly related executive salaries and benefits, SEC/NASD than allocated accounting and professional SBU related items.

(b) Examples of costs and expenses underwith general corporate to such SBU, such as compliance costs (other fees), and similar non-your control are:

     (i)    contractor services (independent representatives) for outside sales

     (ii) salaries, wages, commissions, and benefits for all sales managers and staff members

     (iii) travel and entertainment expenses incurred by sales managers and staff members

     (iv) salaries, wages, and benefits for all non-sales SBU staff and employees (e.g., SBU secretary)

(c) Examples of budgeted costs directly attributable to your SBU are:

     (i) allocated rent, telephone, fax, express delivery, and other office and communication expenses (with the allocation to be based upon actual utilization by the SBU)

     (ii) allocated or incurred professional expenses, including quarterly accounting and annual audit, (with the allocation to be based upon actual utilization by the SBU)

     (iii) allocated salaries, wages, and benefits for all shared employees (e.g., a receptionist) (with the allocation to be based upon actual utilization by the SBU) (iv) EMPLOYEE's salary and benefits

(d) Examples of costs not under the control of EMPLOYER but which are components for determination of gross margin are:.

   (i)   cost of carrier services

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     (ii)   carrier usage charges

     (iii)  monthly access service charges

     (iv)   carrier penalties

     (v)    miscellaneous carrier charges

     (vi)   network management

(e) EMPLOYEE shall receive a bonus equal to twelve and one-half percent (12.5%) of the amount by which such net income exceeds Four Hundred Thousand Dollars ($400,000).

(f) Any bonus awarded hereunder shall be paid at such time or times, in such amounts or installments, as the Board of Directors may determine, provided, however, that such bonus shall be paid within three (3) months after completion of the annual audit of EMPLOYER for the year in question.

         7. STOCK OPTIONS. (a) At the beginning of each employment year under this Agreement, EMPLOYEE shall receive from EMPLOYER's parent, Fidelity Holdings, Inc., an option to purchase 25,000 shares of the Common Stock of Fidelity Holdings, Inc., exercisable upon the terms of this paragraph 7. Within the first forty-five (45) days of each such employment year, EMPLOYER and EMPLOYEE shall mutually set certain specific, objectively-defined targets (goals) to be achieved by EMPLOYEE and his SBU. Within thirty (30) days following release of the annual audit(s) covering the employment year under consideration, EMPLOYER shall determine whether EMPLOYEE and his SBU have achieved the targets (goals) and shall advise EMPLOYEE accordingly. If the targets (goals) have been met, the options for that year shall become exercisable as of the date of such notification. If the targets (goals) have not been met, the options shall terminate.

(b) The option price (exercise price) for the options for the first 'employment year shall be Four Dollars ($4.00) per share. Thereafter, the option price (exercise price) shall be fixed at eighty percent (80%) of the closing price for the Common Stock of Fidelity Holdings, Inc. on the first trading day of such employment year.

(c) All options granted hereunder shall have an exercise period (term) of two
(2) years commencing with the date on which EMPLOYEE is first notified that the targets (goals) have been met. Such options shall be exercisable in whole or in part at any time and from time to time during the exercise period. To the extent not exercised during the exercise period, the options shall terminate and become null and void at the end of the two years. All options shall include anti-dilution protection in the event of stock splits, stock dividends, recapitalizations, mergers and consolidations.

(d) All shares issued upon exercise of the options shall be unregistered and restricted as to transfer. EMPLOYEE represents and warrants that he is acquiring such shares for personal investment purposes and not with a view to resale or distribution; the certificates for such shares shall bear a legend on the face thereof indicating that such shares have not been registered under the Securities Act of 1933 and are restricted as to further transfer.

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8. DUTIES. EMPLOYEE is engaged as the EMPLOYER's "Vice President- Sales and
Marketing" and shall establish, supervise and manage a Sales and Marketing Section (hereinafter referred to as "SBU" to (i) manage and direct the domestic and international sales and marketing operations for CBS (covering VIP Accounts, Credit Cards, Debit Cards, etc.); (ii) develop a forecast of probable sales (at predicted pricing for predicted costs over predicted time periods); (iii) assist management in developing a budget based upon such forecast; (iv) advise management on competitive market conditions and recommend appropriate responses while making required changes in the forecast and the budget; (v) recommend marketing programs; (vi) directly contact and sell major accounts; hire, train, direct and supervise any required sales personnel; (vii) develop and establish a sales network/distribution system for debit cards and any newly-developed similar programs; and, (viii) generally, such other sales and marketing duties as the Board of Directors of EMPLOYER and the management of EMPLOYERI's parent, Fidelity Holdings, Inc., may assign from time to time. EMPLOYEE shall provide "product" advice, competitive market reports, and general sales and marketing assistance and advice to EMPLOYER's officers, directors and key management. The precise scope of, and the specification of, the services to be rendered by EMPLOYEE may be defined, interpreted, curtailed, or extended, from time to time, by determination of the Board of Directors of EMPLOYER, provided, however, that any definition, interpretation, curtailment, or extension is consistent with the status of, and/or educational experience required for, the responsibilities for which EMPLOYEE has been initially engaged hereunder. It is the intent of this provision to provide EMPLOYER with flexibility in assigning responsibilities to EMPLOYEE and this provision shall not be used to discipline, embarrass, humiliate or harass EMPLOYEE.

9. EXTENT OF SERVICES. EMPLOYEE agrees that this employment constitutes his exclusive employment and understands that his primary loyalty and responsibility is to EMPLOYER. Accordingly, EMPLOYEE shall devote such adequate, reasonable, and proper time, attention, and energies to the business of EMPLOYER as shall be necessary or consistent with such understanding and EMPLOYEE shall not, during the term of this Agreement be engaged in any other business activity (whether or not such business activity is pursued for gain, profit, or other pecuniary advantage), which conflicts with EMPLOYEE'S employment responsibilities hereunder, without prior, written authorization of EMPLOYER'S Board of Directors. Nothing contained herein shall be construed as preventing EMPLOYEE from investing his assets in such form or manner as will not require any services on EMPLOYEE'S part in the operation of the affairs of the companies in which such investments are made.

10. WORKING FACILITIES. EMPLOYEE shall be furnished, at EMPLOYER's expense, with all necessary working facilities, including but not limited to an equipped

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office, clerical help, and telephone/facsimile/copying services, suitable to his position and adequate for the performance of his duties. In addition, EMPLOYEE shall-be furnished, at EMPLOYER's expense, with a pager, a cellular telephone, and a car allowance for business use.

11.EXPENSES. EMPLOYEE is not authorized to incur expenses on behalf of , or chargeable to, EMPLOYER, with respect to his business travel, including transportation, lodging, food, entertainment, etc. except within such guidelines as may be established from time to time by the Board of Directors of EMPLOYER. EMPLOYER shall reimburse EMPLOYEE for authorized expenses within such guidelines upon presentation by EMPLOYEE, from time to time, of an itemized account of such expenditures in such f orm as EMPLOYER may require, together with receipts or other proofs of the expenditures as may be required.

12. OWNERSHIP OF INVENTIONS AND DEVELOPMENTS. (a) For purposes of this Agreement, the following definitions shall apply:

         (i) "Inventions" shall mean:

                  (a) All inventions, improvements, modif ications, and enhancements, whether or not patentable, made by EMPLOYEE during EMPLOYEE's employment by EMPLOYER; and

                  (b) All inventions, improvements, modif ications and enhancements made by EMPLOYEE, during a period of one (1) year after any suspension or termination of EMPLOYEE's employment by EMPLOYER, which relate, directly or indirectly, to the past, present or future business of the EMPLOYER.


         (ii) "Work Product" shall mean all documentation, software, creative works, programs,, systems, source codes, Hardware Signatures, know-how and information created, in whole or in part, by EMPLOYEE during EMPLOYEE's employment by EMPLOYER, whether or not copyrightable or otherwise protectable, excluding Inventions.

         (iii) "Trade Secrets" shall mean all documentation, software, know-how and information relating to the past, present and future business of the EMPLOYER or any plans therefor, or relating to the past, present or future business of a third party or plans therefor that are disclosed to the EMPLOYER, which the EMPLOYER does not disclose to third parties without restrictions on use or further disclosure.

(b)EMPLOYEE shall promptly disclose to EMPLOYER all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of EMPLOYER, and the EMPLOYEE shall surrender possession of such records to the EMPLOYER upon any suspension or termination of EMPLOYEE's employment with the EMPLOYER.

(c) EMPLOYEE hereby assigns to the EMPLOYER, without further consideration to the EMPLOYEE, the entire right title and interest in and to the Inventions and Work Product and in and to all proprietary rights therein or based thereon. EMPLOYEE agrees that the Work Product shall be deemed to be a "work made for hire". EMPLOYEE shall execute all such assignments, oaths, declarations and other documents as may be prepared by EMPLOYER to effect the foregoing.

(d) EMPLOYEE shall provide EMPLOYER with all information, documentation, and assistance EMPLOYER may request to perfect, enforce, or defend the proprietary rights in or based on the Inventions, Work Product or Trade Secrets. EMPLOYER, in its sole discretion, shall determine the exact extent of the proprietary rights, if any, to be protected in or based on the Inventions and Work Product. All such information, documentation and assistance shall be provided at no additional expense or cost to the EMPLOYER, except for out-of-pocket expenses which the EMPLOYEE incurs at the EMPLOYER's request.

(e) In the event of termination of this Employment Agreement, EMPLOYER shall be entitled to advise any new employer of EMPLOYEE of his rights and obligations hereunder.

13.NON-DISCLOSURE OF INFORMATION. (a) EMPLOYEE recognizes and acknowledges that, during the course of his employment, he will have access to valuable proprietary information, including, but not limited to Inventions, Work Product and/or Trade Secrets, contractual arrangements and compensation arrangements with employees and agents of EMPLOYER; compensation arrangements with sub contractors, vendors, and outside personnel; costing, pricing and bidding methods, procedures, and amounts; management and operating procedures and software; management information systems, etc.; marketing plans and strategy; personnel policies and contractual arrangements, including job assignments and compensation; customer leads; customer lists; and that such information constitutes unique assets of the business of EMPLOYER and of which EMPLOYER is the sole and exclusive owner. EMPLOYEE will treat such proprietary information on a confidential basis and will not, during or after his employment, personally use or disclose all, or any part of, such proprietary information to any person, firm, corporation, association, agency, or other entity except as properly required in the conduct of the business of EMPLOYER, or except as authorized in writing by EMPLOYER, publish, disclose or authorize anyone else to publish or disclose, any secret or confidential matter relating to any aspect of the business of EMPLOYER with which EMPLOYEEIS service may in any way acquaint EMPLOYEE. EMPLOYEE shall surrender possession of all proprietary information, including especially all Trade Secrets, to EMPLOYER upon any suspension or termination of EMPLOYEE's employment with the EMPLOYER. In the event of a breach, or threatened breach, by EMPLOYEE, of the provisions of this Paragraph, EMPLOYER shall be entitled to a preliminary, temporary and permanent injunction restraining EMPLOYEE from disclosing in whole or in part, any such proprietary information and/or form rendering any services to any person, firm, corporation, association, agency, or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed. Furthermore, nothing herein shall be construed as prohibiting EMPLOYER from pursuing any other equitable or legal remedies

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available to it f or such breach or threatened breach, including the recovery or damages from EMPLOYEE.

(b) EMPLOYER recognizes that the EMPLOYEE may possess proprietary inf ormation of third parties and that EMPLOYEE may have ongoing obligations to third parties with respect thereto. EMPLOYER expressly requires that EMPLOYEE shall honor such ongoing obligations to such third parties and that the EMPLOYEE shall not use, for the benefit of EMPLOYER, or disclose to EMPLOYER, any such proprietary information.

         14.RESTRICTIVE COVENANT. (a) During the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement and any extension thereof, EMPLOYEE will not, within the United States or any other area of the world in which EMPLOYER is then operating, directly or indirectly, compete with, own, manage,, operate, control, be employed by, consult for, participate in, perform services for, or be connected in any manner with the ownership, management, operation or control of any telecommunications business which provides (delivers) service, directly or indirectly, through a system which is PC-based and/or IVR-based. EMPLOYEE shall not, directly or indirectly, compete with any products or services marketed or offered by EMPLOYER at the time of termination, or engage in any activities which could be deemed a conflict of interest. This provision shall not restrict EMPLOYEE from being employed in a telecommunications business which provides (delivers) service through a system which is not PC-based or IVR-based.

         (b)EMPLOYEE agrees that the "time", "geographic area", and "Scope of Business" provisions of this restrictive covenant are reasonable and proper and have been negotiated in connection with his employment hereunder.

         (c)EMPLOYER and EMPLOYEE agree, that if any court of competent jurisdiction shall, for any reason, conclude that any portion of this covenant shall be too restrictive, the court shall determine and apply lesser restrictions, it being the intent of the parties that some such restrictions shall be applicable for the protection of EMPLOYER and its shareholders.

         15. NONSOLICITATION COVENANT. (a) For a period of two (2) years after the termination of this Agreement (including any extension thereof) (the "Post Termination Period") EMPLOYEE shall not, solicit, directly or indirectly, by any means, any of the clients, accounts, employees or "leads" of EMPLOYER during the Post Termination Period.

         (b) EMPLOYER and EMPLOYEE agree, that if any court of competent jurisdiction shall, for any reason conclude that any portion of this covenant shall be too restrictive, the court shall determine and apply lesser restrictions, it being the intent of the parties that some such restrictions shall be applicable for the protection of EMPLOYER and its shareholders.

         (c) This covenant has been given to induce EMPLOYER to enter into this Agreement and provide EMPLOYEE'S job responsibilities and compensation.

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         16. DISABILITY. (a) If the EMPLOYEE is unable to perform his services by reason of illness or incapacity f or a period of more than thirty (30) consecutive business days or more than fifty percent (50%) in any calendar quarter ("extended disability"), at its option EMPLOYER may either suspend this Employment Agreement until EMPLOYEE is able to fully perform his duties or terminate this Employment Agreement. In the event of suspension of this Employment Agreement, EMPLOYER may suspend all payments of compensation and accrual of fringe benefits. All obligations of EMPLOYER hereunder, except for any compensation, bonus and/or benefits earned prior to termination or suspension, shall cease upon any termination.

         (b)It is anticipated that EMPLOYER will adopt a program including disability insurance, in which event EMPLOYEE shall be covered as provided in subparagraph 4(d) above. In the event that such insurance is purchased, during any period for which benefits are being paid by such insurance subparagraph (a) above shall be inapplicable; in lieu thereof, EMPLOYER shall compensate EMPLOYEE at the agreed base compensation rate less the benefits paid by such insurance.

         17. SUSPENSION.. As used in this Agreement, the term "suspension" shall mean:

         (a) uncompensated extended personal leave, authorized by EMPLOYER;

         (b) temporary discontinuance of compensation due to disability, whether or not compensated; and

         (c) temporary discontinuance of employment, without termination, for the convenience of either of the parties.

         18. TERMINATION.

         (a) EMPLOYER can terminate EMPLOYEE's employment at any time for good cause, which is defined as follows:

         (1) the EMPLOYEEIS death or extended disability as defined in Paragraph 16;

         (2) the occurrence of one of the following events:

(i) EMPLOYEE is convicted of a felony or any crime involving moral turpitude or unethical conduct;

(ii) EMPLOYEE commits an act, or fails to take action in bad faith and to the material detriment of the EMPLOYER; and

(iii) in the good faith opinion of the Board of Directors, the EMPLOYEE fails to fully and faithfully perform his obligations under this Employment Agreement, and corrective action is not taken within a reasonable time after written notification of such failure. In the absence of written waiver by EMPLOYER, "full and faithful performance of obligations" shall include a requirement, in effect only after the first year, for achievement of profit breakeven (net revenues equal or exceed costs) by EMPLOYEE's SBU.

(b)The termination of EMPLOYEE'S services shall not constitute a termination of the restrictive obligations and duties under Paragraphs 12, 13, 14 and 15.

However, termination for cause will terminate EMPLOYEE's benefits under this Employment Agreement.

(c) In the event of the bankruptcy (Chapter 7), reorganization (Chapter 11) or other termination of the business-of the EMPLOYER or of any subsidiary on which EMPLOYEE's continued employment and compensation is dependent, the provisions of Paragraph 14 shall continue in full force and effect only so long as full base compensation by EMPLOYER shall continue.

         19.ARBITRATION. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York City, New York in accordance with the rules then pertaining of the American Arbitration Association, but with all rights of discovery provided by the New York Rules of civil Procedure, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The losing party shall pay all costs and fees, including reimbursement of the attorney's fees of the winning party.

         20.WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party. The failure of a party to exercise any rights or privileges under this Agreement shall not be deemed to be a waiver or extinguishment of such rights or privileges, all of which shall continue to be exercisable.

         21.BENEFIT. The rights and obligations of EMPLOYER under this Agreement shall inure to the benefit of, and shall be binding upon it, its successors and assigns. The protection of Paragraphs 12, 13, 14 and 15 shall inure to the benef it of EMPLOYER and any successors and assigns. The rights and obligations of EMPLOYEE under this Agreement shall inure to the benefit of, and shall be binding upon, his heirs, administrators, executors, successors and assigns.

         22. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail to his residence in the case of EMPLOYEE, or to its principal office in the case of EMPLOYER.

         23.LIFE INSURANCE. EMPLOYER and/or one or more of its subsidiaries may, in its discretion at any time after the execution of this Agreement, apply for and procure,.as owner and for its own benefit, insurance on the life of EMPLOYEE, in such amounts and in such forms as EMPLOYER may choose. EMPLOYER shall not be required to give EMPLOYEE any interest whatsoever in any such policy or policies, (although nothing contained herein shall be deemed to prohibit any such arrangement) but EMPLOYEE shall, at the request of EMPLOYER, subject himself to such medical examination, supply such information, and execute such information releases and documents as may be required by the insurance company or companies

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to whom EMPLOYER has applied for such insurance.

         24. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and may be modified only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         25. APPLICABLE LAW. This Agreement shall be governed'for all purposes by the laws of the State of New York. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto set their hands and seals as of the day and year herein above written.

                                             COMPUTER BUSINESS SCIENCES, INC.

ATTEST:
                                             ________________________________
                                             Doron Cohen
                                             President
___________________________
Secretary

                                             Paul Vesel
                                             WITNESS: